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                    February 25, 2022

       Brandon Dawson
       Chief Executive Officer
       Moveix Inc.
       4800 N Scottsdale Rd.
       Scottsdale, AZ 85251

                                                        Re: Moveix Inc.
                                                            Form 10-K for the
Year Ended May 31, 2021
                                                            Filed June 1, 2021
                                                            File No. 333-214075

       Dear Mr. Dawson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing